Exhibit 21.1
Subsidiaries of GNC Corporation

Subsidiary Name	Jurisdiction of Incorporation/Organization

DFC Thompson Australia PTY Limited	New South Wales, Australia

General Nutrition Centers Company	Nova Scotia, Canada

General Nutrition Centers, Inc.	Delaware

General Nutrition Companies, Inc.	Delaware

General Nutrition Corporation	Pennsylvania

General Nutrition Distribution Company	Delaware

General Nutrition Distribution, L.P.	Pennsylvania

General Nutrition Government Services, Inc.	Delaware

General Nutrition International, Inc.	Delaware

General Nutrition Investment Company	Arizona

General Nutrition PTY Limited	New South Wales, Australia

General Nutrition Systems, Inc.	Delaware

General Nutrition, Incorporated	Pennsylvania

GN Investment, Inc.	Delaware

GNC (Canada) Holding Company	Delaware

GNC Canada Limited	Delaware

GNC Franchising Canada, LTD.	New Brunswick, Canada

GNC Franchising, LLC	Pennsylvania

GNC Puerto Rico, Inc.	Puerto Rico

GNC US Delaware, Inc.	Delaware

Informed Nutrition, Inc.	Florida

Nutra Manufacturing, Inc.	South Carolina

Nutra Sales Corporation	Arizona